                                                                EXHIBIT 20(a)

Report of Independent Accountants on Compliance with
Specified Finance Lease Receivable Servicing Standards


To the Board of Directors and Shareholder of Toyota Motor Credit Corporation

We have examined management's assertion about Toyota Motor Credit Corporation's (the "Company's") compliance with the servicing standards related to finance lease receivables identified in Exhibit I (collectively, the "specified servicing standards") as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended September 30, 1999 included in the accompanying management assertion. Management is responsible for the Company's compliance with the specified servicing standards. Our responsibility is to express an opinion based on management's assertion about the entity's compliance on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended September 30, 1999 is fairly stated, in all material respects.


/S/ PRICEWATERHOUSECOOPERS LLP


Los Angeles, California
October 29, 1999

               EXHIBIT I TO REPORT OF INDEPENDENT ACCOUNTANTS

           Specified Finance Lease Receivable Servicing Standards
           ------------------------------------------------------

I.    ADVANCES

Funds of the servicing entity shall be advanced in accordance with the servicing agreement.


II.   FINANCE LEASE RECEIVABLE PAYMENTS

      1. Finance lease receivable payments shall be deposited into the servicer's bank accounts within two business days of receipt.

      2. Finance lease receivable payments made in accordance with the borrower's loan documents shall be posted to the applicable borrower records within two business days of receipt.

      3. Finance lease receivable payments shall be allocated to principal, interest, insurance, taxes and other items in accordance with the borrower's loan documents.

      4. Finance lease receivable payments identified as loan payoffs shall be allocated in accordance with the borrower's loan documents.


III.  DISBURSEMENTS

      1. Disbursements made via wire transfer on behalf of a lessee or investor shall be made only by authorized personnel.

      2. Disbursements made on behalf of a lessee or investor shall be posted on a timely basis to the lessee's or investor's records maintained by the servicing entity.

      3. Amounts remitted to investors per the investor reports shall agree with cancelled checks, or other form of payment, or bank statements.


IV.   LESSEE LOAN ACCOUNTING

The servicing entity's lessee records shall agree with, or reconcile to, the records of lessees' with respect to the regular monthly lease payment and the remaining number of months in the lease agreement.


V.    DELINQUENCIES

Records documenting collection efforts shall be maintained during the period a lease is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent leases including, for example, phone calls, letters and payments rescheduling plan in cases where the delinquency is deemed temporary (e.g. illness or unemployment).

                   MANAGEMENT ASSERTION AS TO COMPLIANCE







October 29, 1999





To Whom It May Concern:

As of and for the year ended September 30, 1999, Toyota Motor Credit Corporation has complied in all material respects with the servicing standards related to finance lease receivables identified in Exhibit I set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.





   /S/ NOBUKAZU TSURUMI                       /S/ GEORGE E. BORST
---------------------------------       ---------------------------------
       Nobukazu Tsurumi                           George E. Borst
    Group Vice President                       Senior Vice President
       and Treasurer                            and General Manager



   /S/ LLOYD MISTELE
---------------------------------
       Lloyd Mistele
  Vice President, Treasury